                                    EXHIBIT B

        INTRAG INTERNATIONAL EQUITY INVEST (COMPANY FOR FUND MANAGEMENT)
                 S.A. BOARD OF DIRECTORS and EXECUTIVE OFFICERS


Heinz Hammerli               Chairman (General Manager, INTRAG (Zurich)
                             INTRAG, Bahnhofstrasse 45, 8021 Zurich, Switzerland
Manuel Hauser                Director (Executive Director, UBS - Intrag (Services) S.A.
                             Luxembourg)
                             INTRAG International Equity Invest (Company for Fund
                             Management) S.A., 3-5, Place Winston Churchill, B.P. 134, 2011
                             Luxembourg
Dr. Antoni M. Stankiewicz    Director (First Vice President, Union Bank of Switzerland, Zurich)
                             Union Bank of Switzerland, Bahnhofstrasse 45, 8021 Zurich,
                             Switzerland